As filed with the Securities and Exchange Commission on January 29, 2009
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-3665653
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

2650 Route 130 North
Cranbury, New Jersey 08512
(609) 655-4500
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Robert F. Mangano, President and Chief Executive Officer
2650 Route 130, P.O. Box 634
Cranbury, New Jersey 08512
(609) 655-4500
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Frank E. Lawatsch, Jr., Esq.
Day Pitney LLP
7 Times Square
New York, NY 10036
(212) 297-5800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED (1)	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Warrant to Purchase Common Stock, and Underlying Shares of Common Stock, No Par Value	210,233 shares(2)	$8.562(3)	$1,800,015(3)	$70.74

(1)
Includes, with respect to each share of common stock, rights, pursuant to the Registrant’s Rights Agreement, dated as of March 18, 2004, between the Registrant and Registrar and Transfer Company, as Rights Agent. Until a triggering event thereunder, the rights trade with, and cannot be separated from, the common stock.

(2)
There are being registered hereunder (a) a warrant initially for the purchase of 200,222 shares of common stock at an initial exercise price of $8.99 per share, as adjusted, in accordance with the terms and conditions of the warrant, to 210,233 shares of common stock at an exercise price of $8.562 per share, to reflect a 5% stock dividend payable on February 2, 2009 to holders of record of common stock as of January 20, 2009 (the “2009 Stock Dividend”), and (b) 210,233 shares of common stock issuable upon exercise of such warrant (as adjusted to reflect the 2009 Stock Dividend in accordance with the terms and conditions of the warrant) and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)
Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $8.562 (as adjusted to reflect the 2009 Stock Dividend in accordance with the terms and conditions of the warrant).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2009

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PROSPECTUS
===========================================================
1ST CONSTITUTION BANCORP

Warrant to Purchase 210,233 Shares of Common Stock, No Par Value
210,233 Shares of Common Stock, No Par Value

This prospectus relates to the potential resale from time to time by selling securityholders of a warrant to purchase 210,233 shares of common stock (which reflects an adjustment, in accordance with the terms and conditions of the warrant, from 200,222 shares of common stock to reflect a 5% stock dividend payable on February 2, 2009 to holders of record of common stock as of January 20, 2009), or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant collectively as the securities.  The warrant, along with 12,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (liquidation preference amount of $1,000 per share), or the senior preferred shares, were originally issued by us pursuant to a Letter Agreement dated December 23, 2008, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder or Treasury, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

Our common stock is listed on the NASDAQ Global Market under the symbol “FCCY”.  On January 16, 2009, the closing price for the common stock was $9.25 per share.  The warrant is not currently listed on any established securities exchange or quotation system and we do not intend to seek such a listing for the warrant unless we are requested to do so by the Treasury.

Investing in our securities involves risks.  You should carefully review the information contained in this prospectus under the heading “Risk Factors” beginning on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR ANY OTHER GOVERNMENTAL AGENCY.

Our principal executive offices are located at 2650 Route 130 North, Cranbury, New Jersey 08512 and our telephone number is (609) 655-4500.

The date of this prospectus is ______________, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

Unless this prospectus indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “1st Constitution Bancorp” or the “Company” as used in this prospectus refer to 1st Constitution  Bancorp and, as the context requires, its subsidiaries including 1st Constitution Bank and 1st Constitution Capital Trust II.  The term the “Bank” as used in this prospectus refers to 1st Constitution Bank.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.  You should read the entire prospectus carefully, including the “Risk Factors” section and the other documents we refer to and incorporate by reference, in order to understand this offering fully.  In particular, we incorporate important business and financial information into this prospectus by reference.

1st Constitution Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized under the laws of the State of New Jersey in February 1999 for the purpose of acquiring all of the issued and outstanding stock of 1st Constitution Bank and thereby enabling the Bank to operate within a bank holding company structure. The Company became an active bank holding company on July 1, 1999. The Bank is a wholly-owned subsidiary of the Company. Other than its investment in the Bank, the Company currently conducts no other significant business activities.

On December 23, 2008, the Company entered into a Letter Agreement and a Securities Purchase Agreement – Standard Terms with the Treasury, pursuant to which the Company agreed to issue and sell, and the Treasury agreed to purchase, (i) 12,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 200,222 shares of the Company’s common stock, no par value, at an initial exercise price of $8.99 per share.  As a result of a 5% stock dividend payable on February 2, 2009 to holders of our common stock as of the close of business on January 20, 2009, which we refer to as the 2009 stock dividend, the shares of common stock initially underlying the warrant was adjusted to 210,233 shares of common stock and the initial per share exercise price was adjusted to $8.562 per share, each in accordance with the terms and conditions of the warrant.  The warrant was immediately exercisable upon its issuance and will expire on December 23, 2018.

We are registering the resale of the warrant sold to the Treasury pursuant to the transaction described above and elsewhere in this prospectus, as well as the shares of the Company’s common stock to be issued upon the exercise of the warrant.  We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the securities offered under this prospectus.

The common stock of the Company is listed on the NASDAQ Global Market under the symbol “FCCY”.  Our principal executive offices are located at 2650 Route 130 North, Cranbury, New Jersey 08512 and our telephone number is (609) 655-4500.

RISK FACTORS

An investment in our securities involves risks.  The material risks and uncertainties that management believes affect the Company are described below. Before making an investment decision, you should carefully consider the risks and uncertainties described below together with all of the other information included or incorporated by reference in this prospectus.  The risks and uncertainties described below are not the only ones facing the Company.  Additional risks and uncertainties that management is not aware of or that management currently believes are immaterial may also impair the Company’s business operations.  This prospectus is qualified in its entirety by these risk factors.

Recent negative developments in the financial services industry and the U.S. and global credit markets may adversely impact our operations and results.

Negative developments in the latter half of 2007 and the year of 2008 in the capital markets have resulted in uncertainty in the financial markets in general with the expectation of the general economic downturn continuing in 2009. Loan portfolio performances have deteriorated at many institutions resulting from, amongst other factors, a weak economy and a decline in the value of the collateral supporting their loans. The competition for our deposits has increased significantly due to liquidity concerns at many of these same institutions. Stock prices of bank holding companies, like ours, have been negatively affected by the current condition of the financial markets, as has our ability, if needed, to raise capital or borrow in the debt markets compared to recent years.  As a result, there is a potential for new federal or state laws and regulations regarding lending and funding practices and liquidity standards, and financial institution regulatory agencies are expected to be very aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement actions.  Negative developments in the financial services industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

Decreases in local real estate values would adversely affect the value of property used as collateral for our loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

The Company faces significant competition.

The Company faces significant competition from many other banks, savings institutions and other financial institutions which have branch offices or otherwise operate in the Company’s market area. Non-bank financial institutions, such as securities brokerage firms, insurance companies and money market funds, engage in activities which compete directly with traditional bank business, which has also led to greater competition. Many of these competitors have substantially greater financial resources than the Company, including larger capital bases that allow them to attract customers seeking larger loans than the Company is able to accommodate and the ability to aggressively advertise their products. There can be no assurance that the Company and the Bank will be able to successfully compete with these entities in the future.

The Company is subject to interest rate risk.

The Company’s earnings are largely dependent upon its net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds. Interest rates are highly sensitive to many factors that are beyond the Company’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, could influence not only the interest the Company receives on loans and securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) the Company’s ability to originate loans and obtain deposits, (ii) the fair value of the Company’s financial assets and liabilities, and (iii) the average duration of the Company’s mortgage-backed securities portfolio. If the spread between the interest rates paid on deposits and other borrowings and the interest rates received on loans and other investments narrows, the Company’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on the Company’s results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on the Company’s financial condition and results of operations.

 The Company is subject to risks associated with speculative construction lending.

The risks associated with speculative construction lending include the borrower’s inability to complete the construction process on time and within budget, the sale of the project within projected absorption periods, the economic risks associated with real estate collateral, and the potential of a rising interest rate environment. Such loans may include financing the development and/or construction of residential subdivisions. This activity may involve financing land purchase, infrastructure development (i.e. roads, utilities, etc.), as well as construction of residences or multi-family dwellings for subsequent sale by developer/builder. Because the sale of developed properties is integral to the success of developer business, loan repayment may be especially subject to the volatility of real estate market values. Management has established underwriting and monitoring criteria to minimize the inherent risks of speculative commercial real estate construction lending.  Further, management concentrates lending efforts with developers demonstrating successful performance on marketable projects within the Bank’s lending areas.

Federal and state government regulation impacts the Company’s operations.

The operations of the Company and the Bank are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities. In particular, the monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banks in the past and are expected to continue to do so in the future. Among the instruments of monetary policy used by the Federal Reserve Board to implement its objectives are changes in the discount rate charged on bank borrowings. It is not possible to predict what changes, if any, will be made to the monetary policies of the Federal Reserve Board or to existing federal and state legislation or the effect that such changes may have on the future business and earnings prospects of the Company.

 The Company and the Bank are subject to examination, supervision and comprehensive regulation by various federal and state agencies. Compliance with the rules and regulations of these agencies may be costly and may limit growth and restrict certain activities, including payment of dividends, investments, loans and interest rate charges, interest rates paid on deposits, and locations of offices. The Bank is also subject to capitalization guidelines set forth in federal legislation.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the impact of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, the cost of compliance could adversely affect the Company’s ability to operate profitably.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

We have significant investments in mortgage-backed securities and securities of this kind may be subject to deterioration in value in certain market conditions.

The Company has a significant investment in collateralized mortgage obligations and trust preferred securities.  At September 30, 2008, the Company held collateralized mortgage obligations with an aggregate market value of $6,909,259 in the Available for Sale portfolio.  These securities had an unrealized loss of $315,982.  The Company also held trust preferred securities in the Available for Sale portfolio with an aggregate market value of $1,876,539 and an unrealized loss of $576,140 at September 30, 2008.  Several financial institutions have reported significant write-downs of the value of mortgage-related and trust preferred securities.  Certain of these types of securities may also not be marketable except at significant discounts.  While management of the Company is unaware of any other-than-temporarily impairment in the Company’s portfolio of these securities, market, entity or industry conditions could further deteriorate and result in the recognition of future impairment losses related to these securities.

We had a material weakness in our internal control over financial reporting as of December 31, 2007, and we cannot assure that we have developed an effective remediation plan..

We have identified deficiencies constituting material weaknesses in our internal control over financial reporting as of December 31, 2007 and have developed and implemented a plan to remediate such deficiencies.  We believe that such plan has adequately addressed these deficiencies, but there can be no assurance that we have discovered all of the deficiencies that may exist in our internal control over financial reporting.

The price of our common stock may fluctuate.

The price of our common stock on the NASDAQ Global Market constantly changes and recently, given the uncertainty in the financial markets, has fluctuated widely. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly fluctuations in our operating and financial results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	events negatively impacting the financial services industry which result in a general decline in the market valuation of our common stock;

•	announcements of material developments affecting our operations or our dividend policy;

•	future sales of our equity securities;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles; and

•	general domestic economic and market conditions.

In addition, recently the stock market generally has experienced extreme price and volume fluctuations, and industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of our operating results.

The Company is subject to liquidity risk.

Liquidity risk is the potential that the Company will be unable to meet its obligations as they become due, capitalize on growth opportunities as they arise, or pay regular dividends because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures.

Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole as evidenced by turmoil faced by banking organizations in 2008 in the domestic and worldwide credit markets.

Our preferred shares impact net income available to our common stockholders and our earnings per share.

As long as there are senior preferred shares outstanding, no dividends may be paid on our common stock unless all dividends on the senior preferred shares have been paid in full.  The dividends declared on our senior preferred shares will reduce the net income available to common shareholders and our earnings per common share.  Additionally, warrants to purchase the Company’s common stock issued to the Treasury, in conjunction with the senior preferred shares, may be dilutive to our earnings per share.  The senior preferred shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company.

Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors. The Company has never paid a cash dividend and the Company’s Board of Directors has no plans to pay a cash dividend in the foreseeable future. We are not required to declare cash dividends on our common stock.

Future offerings of debt or other securities may adversely affect the market price of our stock.

In the future, we may attempt to increase our capital resources or, if our or the Bank’s capital ratios fall below the required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The Company may lose lower-cost funding sources.

Checking, savings, and money market deposit account balances and other forms of customer deposits can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff.  If customers move money out of bank deposits and into other investments, the Company could lose a relatively low-cost source of funds, increasing its funding costs and reducing the Company’s net interest income and net income.

There may be changes in accounting policies or accounting standards.

The Company’s accounting policies are fundamental to understanding its financial results and condition.  Some of these policies require use of estimates and assumptions that may affect the value of the Company’s assets or liabilities and financial results.  The Company identified its accounting policies regarding the allowance for loan losses, security impairment, goodwill and other intangible assets, and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain.  Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

From time to time the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards that govern the form and content of the Company’s external financial statements.  In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, SEC, banking regulators and the Company’s outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied.  Changes in financial accounting and reporting standards and changes in current interpretations may be beyond the Company’s control, can be hard to predict and could materially impact how the Company reports its financial results and condition.  In certain cases, the Company could be required to apply a new or revised standard retroactively or apply an existing standard differently (also retroactively) which may result in the Company restating prior period financial statements in material amounts.

The Company encounters continuous technological change.

The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services.  The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs.  The Company’s future success depends, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in the Company’s operations.  Many of the Company’s competitors have substantially greater resources to invest in technological improvements.  The Company may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.  Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on the Company’s business and, in turn, the Company’s financial condition and results of operations.

The Company is subject to operational risk.

The Company faces the risk that the design of its controls and procedures, including those to mitigate the risk of fraud by employees or outsiders, may prove to be inadequate or are circumvented, thereby causing delays in detection of errors or inaccuracies in data and information.  Management regularly reviews and updates the Company’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures.  Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met.  Any failure or circumvention of the Company’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company may also be subject to disruptions of its systems arising from events that are wholly or partially beyond its control (including, for example, computer viruses or electrical or telecommunications outages), which may give rise to losses in service to customers and to financial loss or liability.  The Company is further exposed to the risk that its external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as is the Company) and to the risk that the Company’s (or its vendors’) business continuity and data security systems prove to be inadequate.

The Company’s performance is largely dependent on the talents and efforts of highly skilled individuals.  There is intense competition in the financial services industry for qualified employees.  In addition, the Company faces increasing competition with businesses outside the financial services industry for the most highly skilled individuals.  The Emergency Economic Stabilization Act and the agreements between the Company and the Treasury related to the purchase of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B and common stock warrants place restrictions on the Company’s ability to pay compensation to its senior officers.  The Company’s business operations could be adversely affected if it were unable to attract new employees and retain and motivate its existing employees.

There may be claims and litigation pertaining to fiduciary responsibility.

From time to time as part of the Company’s normal course of business, customers make claims and take legal action against the Company based on actions or inactions of the Company.  If such claims and legal actions are not resolved in a manner favorable to the Company, they may result in financial liability and/or adversely affect the market perception of the Company and its products and services.  This may also impact customer demand for the Company’s products and services.  Any financial liability or reputation damage could have a material adverse effect on the Company’s business, which, in turn, could have a material adverse effect on its financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain statements that are considered “forward looking statements” within the meaning of United States securities laws. In addition, the Company and its management may make other written or oral communications from time to time that contain forward-looking statements. Forward-looking statements, including statements about industry trends, management’s future expectations and other matters that do not relate strictly to historical facts, are based on assumptions by management, and are often identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target” and “goal” or similar statements or variations of such terms. Forward-looking statements may include, among other things, statements about the Company’s confidence in its strategies and its expectations about financial performance, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings.

Forward-looking statements are subject to various risks and uncertainties, which change over time, are based on management’s expectations and assumptions at the time the statements are made, and are not guarantees of future results. Management’s expectations and assumptions, and the continued validity of the forward-looking statements, are subject to change due to a broad range of factors affecting the national and global economies, the equity, debt, currency and other financial markets, as well as risk factors specific to the Company and its subsidiaries, including the Bank. Actual outcomes and results may differ materially from what is expressed in our forward-looking statements and from our historical financial results due to the risk factors discussed elsewhere in this prospectus or disclosed in our other SEC filings.

 Forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the time this prospectus is filed with the SEC. The Company undertakes no obligation to revise the forward-looking statements contained in this prospectus to reflect events after the time it is filed with the SEC, other than as required by law.  The risk factors discussed in this prospectus are not intended to be a complete summary of all risks and uncertainties that may affect our business. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results.

Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company. Any investor in the Company should consider all risks and uncertainties disclosed in our SEC filings described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at http://www.sec.gov.

INFORMATION ABOUT THE COMPANY

1st Constitution Bancorp

1st Constitution Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Company was organized under the laws of the State of New Jersey in February 1999 for the purpose of acquiring all of the issued and outstanding stock of 1st Constitution Bank and thereby enabling the Bank to operate within a bank holding company structure. The Company became an active bank holding company on July 1, 1999. The Bank is a wholly-owned subsidiary of the Company. Other than its investment in the Bank, the Company currently conducts no other significant business activities.

As of September 30, 2008, the Company had:

•	consolidated assets of $513.6 million;

•	total deposits of $390.6 million;

•	total loans of $361.4 million; and

•	total shareholders’ equity of $43.1 million.

The Company’s principal executive offices and telephone number are:

2650 Route 130 North
Cranbury, New Jersey 08512
(609) 655-4500

1st Constitution Bank

1st Constitution Bank, a commercial bank formed under the laws of the State of New Jersey, engages in the business of commercial and retail banking. As a community bank, the Bank offers a wide range of services (including demand, savings and time deposits and commercial and consumer/installment loans) to individuals, small businesses and not-for-profit organizations principally in Middlesex, Mercer and Somerset Counties, New Jersey. The Bank conducts its operations through its main office located in Cranbury, New Jersey, and operates ten additional branch offices in downtown Cranbury, Hamilton Square, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor, Fort Lee and Princeton, New Jersey. The Bank’s deposits are insured up to applicable legal limits by the Federal Deposit Insurance Corporation.

Management efforts focus on positioning the Bank to meet the financial needs of the communities in Middlesex, Mercer and Somerset Counties and the Fort Lee area of Bergen County and to provide financial services to individuals, families, institutions and small businesses. To achieve this goal, the Bank is focusing its efforts on:

•	personal service;

•	expansion of its branch network;

•	innovative product offerings; and

•	technological advances and e-commerce.

The Bank operates eleven branches, and manages an investment portfolio through 1st Constitution Investment Company of Delaware, Inc., its subsidiary.  FCB Assets Holdings, Inc., a subsidiary of the Bank, is used by the Bank to manage and dispose of repossessed real estate.

 1st Constitution Capital Trust II, a subsidiary of the Company, was created in May 2006 to issue trust preferred securities to assist the Company to raise additional regulatory capital.

Lending Activities

 The Bank’s lending activities include both commercial and consumer loans. Loan originations are derived from a number of sources including real estate broker referrals, mortgage loan companies, direct solicitation by the Bank’s loan officers, existing depositors and borrowers, builders, attorneys, walk-in customers and, in some instances, other lenders. The Bank has established disciplined and systematic procedures for approving and monitoring loans that vary depending on the size and nature of the loan.

The Bank offers a variety of commercial loan services including term loans, lines of credit, and loans secured by equipment and receivables. A broad range of short-to-medium term commercial loans, both secured and unsecured, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition and development of real estate and improvements), and the purchase of equipment and machinery. The Bank also makes construction loans to real estate developers for the acquisition, development and construction of residential subdivisions.

A portion of the Bank’s lending activities consists of the origination of fixed and adjustable rate residential first mortgage loans secured by owner-occupied property located in the Bank’s primary market areas. Home mortgage lending is unique in that a broad geographic territory may be serviced by originators working from strategically placed offices either within the Bank’s traditional banking facilities or from affordable storefront locations in commercial buildings. The Bank also offers construction loans, second mortgage home improvement loans and home equity lines of credit.  The Bank also initiated in 2008 a program of mortgage warehouse lending.

Non-residential consumer loans made by the Bank include loans for automobiles, recreation vehicles, and boats, as well as personal loans (secured and unsecured) and deposit account secured loans. The Bank also conducts various indirect lending activities through established retail companies in its market areas. Non-residential consumer loans are attractive to the Bank because they typically have a shorter term and carry higher interest rates than are charged on other types of loans. Non-residential consumer loans, however, do pose additional risk of collectibility when compared to traditional types of loans, such as residential mortgage loans granted by commercial banks.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company presently consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock, 40,000 of which have been designated Series A Junior Participating Preferred Stock and 12,000 of which have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series B.  As of January 20, 2009, 4,227,197 shares of the Company’s common stock and 12,000 shares of preferred stock were outstanding.

The following is merely a summary of the terms of the Company’s capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Company’s Certificate of Incorporation, as amended, including the Certificate of Amendment with respect to the Series A Junior Participating Preferred Stock and the Certificate of Amendment with respect to the Fixed Rate Cumulative Perpetual Preferred Stock, Series B, copies of which have been filed with the SEC and are also available upon request from us.

General

The Company is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act.

COMMON STOCK

The following description contains certain general terms of the Company’s common stock.

Dividend Rights

The holders of the Company’s common stock are entitled to dividends when, as, and if declared by the Company’s Board of Directors out of funds legally available for the payment of dividends. Generally, New Jersey law prohibits corporations from paying dividends, if after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of its business or the corporation’s total assets would be less than its total liabilities.

The primary source of dividends paid to the Company’s shareholders is dividends paid to the Company by the Bank. Thus, as a practical matter, any restrictions on the ability of the Bank to pay dividends will act as restrictions on the amount of funds available for payment of dividends by the Company. Dividend payments by the Bank to the Company are subject to the New Jersey Banking Act of 1948 and the Federal Deposit Insurance Act, under which the Bank may not pay any dividends, if after paying the dividend, it would be undercapitalized under applicable capital requirements. In addition to these explicit limitations, the federal regulatory agencies are authorized to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The dividend rights of holders of the Company’s common stock are qualified and subject to the dividend rights of holders of the Company’s preferred stock described below.

Voting Rights

Each holder of the Company’s common stock is entitled to one vote for each share held on all matters voted upon by the shareholders, including the election of directors. There is no cumulative voting in the election of directors.

Preemptive Rights

Holders of shares of the Company’s common stock are not entitled to preemptive rights with respect to any shares of the common stock that may be issued.

Liquidation Rights

In the event of liquidation, dissolution or winding up of the Company, or upon any distribution of its capital assets, after the payment of debts and liabilities and subject to the prior rights of the preferred stock holders, holders of the Company’s common stock are entitled to receive, on a pro rata per share basis, all remaining assets of the Company.

Assessment and Redemption

All outstanding shares of the Company’s common stock are fully paid and non-assessable.  The Company’s common stock is not redeemable at the option of the issuer or the holders thereof.

Transfer Agent

Registrar and Transfer Company is presently the transfer agent for the Company’s common stock.

Listing

The Company’s common stock is listed on the NASDAQ Global Market under the symbol “FCCY”.

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

The following description contains certain general terms of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B.  Twelve thousand of these shares of senior preferred stock have been authorized, and all shares of the senior preferred stock were issued as of December 23, 2008.  These senior preferred shares have no maturity date.

Dividend & Repurchase Rights

The Fixed Rate Cumulative Perpetual Preferred Stock, Series B, is senior to our common stock and will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment of the Treasury, December 23, 2013, and thereafter at a rate of 9% per annum.  Dividends will be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year.  Unpaid dividends are compounded (i.e. dividends are paid on the amount of unpaid dividends).

As long as the senior preferred shares are outstanding, the Company will not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the senior preferred shares, unless all dividends on the senior preferred shares have been paid in full.

Furthermore, until the earlier of the third anniversary of the Treasury's investment or the date on which the Treasury has transferred all of the senior preferred stock to unaffiliated third parties or such stock is redeemed in full, the Company may not, without the consent of the Treasury, increase the amount of cash dividend on its common stock.  The Treasury’s consent is not required where dividends on common stock are payable solely in shares of the Company’s common stock.

The Treasury’s consent will be required for any repurchase of the Company’s common stock or other capital stock or other equity securities of the Company, or any trust preferred securities, other than repurchases of the senior preferred shares and share repurchases in connection with any employee benefit plan in the ordinary course of business consistent with past practice, until the earlier of the third anniversary of the Treasury’s investment or the date on which the senior preferred shares are redeemed in whole or the Treasury has transferred all of the senior preferred shares to unaffiliated third parties.

For as long as the Treasury continues to own any senior preferred shares, the Company may not repurchase any senior preferred shares from any other holder of such shares unless it offers to repurchase a ratable portion of the senior preferred shares then held by the Treasury on the same terms and conditions.

Conversion

Holders of the senior preferred shares have no right to exchange or convert such shares into any other securities of the Company.

Voting Rights

The senior preferred shares are non-voting shares, other than class voting rights granted under New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the senior preferred shares; (ii) any amendment to the rights of the senior preferred shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the senior preferred shares.  If dividends on the senior preferred shares as described above are not paid in full for six dividend periods, whether or not consecutive, the senior preferred shareholders will have the right to elect two directors. The right to elect directors will cease when all unpaid dividends (including compounded dividends) have been paid in full.

Liquidation Rights

The senior preferred shares have a liquidation preference of $1,000 per share.  In the event of liquidation, dissolution or winding up of the Company, holders of the Company’s senior preferred stock are entitled to receive full payment of the liquidation amount per share and the amount of any accrued and unpaid dividends, before any distribution of assets or proceeds is made to the holders of the Company’s common stock.

Redemption

The Company may redeem the senior preferred shares three years after the date of the Treasury’s investment, or earlier if it raises in an equity offering net proceeds equal to the amount of the senior preferred shares to be redeemed.  It must raise proceeds equal to at least 25% of the issue price of the senior preferred shares to redeem any senior preferred shares prior to the end of the third year.  The redemption price is equal to the sum of the liquidation amount per share and any accrued and unpaid dividends on the senior preferred shares up to, but excluding, the date fixed for redemption.

Other Matters

The senior preferred shares are freely transferable.  The senior preferred shares are not subject to any mandatory redemption, sinking fund or other similar provisions.

Anti-Takeover Provisions

Certificate of Incorporation

Provisions of our certificate of incorporation may have anti-takeover effects.  These provisions may discourage attempts by others to acquire control of the Company without negotiation with our Board of Directors.  The effect of these provisions is discussed briefly below.

1.           Authorized Stock

The shares of our common stock authorized by our certificate of incorporation but not issued provide our Board of Directors with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants without the need for a stockholder vote.  Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting conversion, liquidation and other rights for our preferred stock being issued, in an effort to deter attempts to gain control of the Company.  For a further discussion, see “Anti-Takeover Provisions – Blank Check Preferred Stock” below.

2.           Classification of Board of Directors

Our certificate of incorporation currently provides that our Board of Directors is divided into three classes of as nearly equal size as possible, with one class elected annually to serve for a term of three years.  This classification of our Board of Directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors, whether or not a change in the Board of Directors would be beneficial to the Company.  It may discourage a takeover of the Company because a shareholder with a majority interest in the Company would have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of our Board of Directors.

Rights Agreement

On March 18, 2004, the Company’s Board of Directors declared a dividend distribution of one right for each outstanding share of common stock, no par value per share, of the Company. The distribution is payable to the shareholders of record at the close of business on March 29, 2004. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of a series of the Company’s preferred stock designated as Series A Junior Participating Preferred Stock, or Series A preferred stock, at a price of $142.00 per one one-hundredth of a share, subject to adjustment.

Initially, the rights are attached to all common stock certificates representing shares then outstanding, and no separate rights certificates are distributed. Subject to certain exceptions specified in the Rights Agreement, the rights will separate from the common stock and a “distribution date” will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons, or an “acquiring person,” has acquired beneficial ownership of 12% or more of the outstanding shares of common stock, or the “stock acquisition date,” other than as a result of repurchases of stock by the Company or certain inadvertent actions which are promptly remedied, or (ii) 10 business days (or such later date as the Board shall determine prior to any person becoming an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person. Until the distribution date, (A) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (B) new common stock certificates issued after the record date will contain a notation incorporating the Rights Agreement by reference and (C) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a triggering event (as defined below) that, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series A preferred stock will be issued.

The rights are not exercisable until the distribution date and will expire at 5:00 P.M. (New York City time) on March 29, 2014, or the “expiration date,” unless such date is extended or the rights are earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by the Board of Directors, only shares of common stock issued prior to the distribution date will be issued with rights.

In the event that a person becomes an acquiring person, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $142.00 per right, each right now owned by an acquiring person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $284.00 worth of common stock (or other consideration, as noted above) for $142.00. Assuming that the common stock had a per share value of $20 at such time, the holder of each valid right would be entitled to purchase 14.2 shares of common stock for $142.00, or if the Company elects, in its sole determination, to pay cash in lieu of fractional shares of common stock, such holder would be entitled to purchase 14 shares of common stock for $142.00 and to receive back from the Company $4.00 as payment for the 2/10 ths  of a share of common stock otherwise issuable by the Company upon the exercise of such valid right.

In the event that, on or at any time after a stock acquisition date, the Company (i) engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction in which the Company is the surviving corporation and any shares of the Company’s common stock are changed into or exchanged for other securities or assets or (iii) 50% or more of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole) are sold or transferred, each holder of a right (except as noted below) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (determined as provided in the Rights Agreement) of two times the exercise price of the right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “triggering events.”

At any time until the time at which any person becomes an acquiring person, the Company may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable in cash, common stock or other consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Board of Directors of the Company electing to redeem the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, the Board of Directors may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, for common stock at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A preferred stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the rights as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable, except for amendments which cure ambiguity or correct or supplement any provision of the Rights Agreement which does not adversely affect the holders of the rights.

Each share of common stock of the Company outstanding at the close of business on March 29, 2004 received one right. So long as the rights are attached to the common stock, one additional right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) is deemed to be delivered for each share of common stock issued or transferred by the Company after such date. In addition, following the distribution date and prior to the expiration or redemption of the rights, the Company may issue rights when it issues common stock only if the Board deems it to be necessary or appropriate, or in connection with the issuance of shares of common stock pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of certain securities of the Company. Forty thousand (40,000) shares of Series A preferred stock are currently reserved for issuance upon exercise of the rights.

The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interest of the Company and its shareholders. The rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option, at any time until the time a person becomes an acquiring person redeem all but not less than all the then outstanding rights at the redemption price.

The Rights Agreement, dated as of March 18, 2004, between the Company and Registrar and Transfer Company, as Rights Agent, is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the rights is qualified in its entirety by reference to such exhibit.

Blank Check Preferred Stock

The remaining 4,948,000 undesignated shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. The Company’s certificate of incorporation authorizes the Company’s Board of Directors to issue new shares of the Company’s preferred stock without further shareholder action.

The Company’s certificate of incorporation gives the Board of Directors authority at any time to:

•	divide any or all of the remaining authorized but unissued shares of preferred stock into classes and to divide such classes into series;

•	determine the designation, number of shares, relative rights, preferences and limitations of any class or series of preferred stock;

•	increase the number of shares of any class or series of preferred stock;

•	decrease the number of shares in a class or series, but not to a number less than the number of shares of such class or series then outstanding;

•	change the designation, number of shares, relative rights, preferences and limitations of any class or series; and

•	determine the relative rights and preferences which are subordinate to, or equal with, the shares of any other class or series.

With respect to any class or series of preferred stock, the Company’s certificate of incorporation further gives the Board of Directors authority at any time to determine:

•
the dividend rate on shares of such class or series and any restrictions, limitations or conditions upon the payment of such dividends, and whether dividends are cumulative, and the dates on which dividends, if declared, shall be payable;

•	whether the shares of such class or series shall be redeemable and, if so, the terms of redemption;

•
the rights of holders of shares of such class or series in the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of its assets;

•	whether the shares of such class or series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the terms and conditions thereof;

•	whether the shares of such class or series shall be convertible into shares of any other class or series of the same or any other class, and if so, the terms of such conversion; and

•	the extent of voting powers, if any, of the shares of such class or series.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of the Company’s common stock will not have preemptive rights with respect to any newly issued stock.  The Company’s Board of Directors could adversely affect the voting power of holders of the Company’s common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not believe to be in the best interests of its shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.  In connection with our Rights Agreement, 40,000 shares of Series A Junior Participating Preferred Stock, no par value, have been designated and reserved for issuance.  We may issue these shares of preferred stock under certain circumstances if the rights distributed to our stockholders pursuant to our Rights Agreement become exercisable.  See the description of the Rights Agreement above in “Anti-Takeover Provisions – Rights Agreement.”

DESCRIPTION OF WARRANT

On December 23, 2008, the Company issued and sold to the Treasury a ten-year warrant to purchase up to 200,222 shares of the Company’s common stock, no par value, in addition to the 12,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B.  As a result of the 2009 stock dividend, the shares of common stock initially underlying the warrant were adjusted from 200,222 to 210,233 shares of common stock in accordance with the terms and conditions of the warrant.  The warrant is immediately exercisable by the holder and will expire on December 23, 2018.  The warrant may be exercised in whole or in part.

The initial exercise price of the warrant was $8.99 per share, determined by reference to the market price of the Company’s common stock on the date of the Treasury’s approval of the Company’s application to sell to the Treasury the senior preferred shares (calculated on a 20-day trailing average of days on which the Company’s common stock was traded).  As a result of the 2009 stock dividend, the initial per share exercise price of $8.99 per share was adjusted to $8.562 per share in accordance with the terms and conditions of the warrant.

Exercise of Warrant

Without the consent of both the Company and the warrantholder, the warrant may only be exercised on a net basis.  Therefore, the holder does not pay the exercise price but instead authorizes the Company to reduce the shares receivable on exercise of the warrant by the number of shares with a then current market value equal to the exercise price.  To exercise the warrant, the holder must present and surrender the warrant and a notice of exercise to the Company.

Rights of Warrantholder

A holder of the warrant as such is not entitled to vote or exercise any of the rights as a stockholder of the Company until such time as such warrant has been duly exercised.

Transferability of Warrant

The warrant and all rights thereunder are transferable, in whole or in part, by a holder upon surrender of the warrant, duly endorsed, to the office or agency of the Company.  Thereafter, a new warrant registered in the name of the designated transferee or transferees will be made and delivered by the Company.

Share Adjustment

The warrant contains provisions that will adjust the exercise price of the warrant and the number of shares purchasable upon exercise of the warrant proportionally to reflect any share dividend or other distribution, share subdivision, combination or reclassification which affects holders of record of the Company’s common stock as of any date on or after the issuance date of the warrant. In the event of any merger, consolidation, or other business combination to which the Company is a party, the warrantholder’s right to receive shares of common stock upon exercise of the warrant will be converted into the right to exercise the warrant to acquire the number of shares of stock or other securities or property which the common stock issuable upon exercise of the warrant immediately prior to such business combination would have been entitled to receive upon consummation of the business combination.

If the Company raises equity capital on or before December 31, 2009 in aggregate gross proceeds of not less than 100% of the issue price of the senior preferred shares sold to the Treasury and if the Treasury is still the holder of the warrant, then the number of shares of the Company’s common stock underlying the warrant will be reduced by one half.

The foregoing is merely a summary of the terms of the warrant. This summary does not purport to be complete in all respects and is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume.  The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.  Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders.  In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The NASDAQ Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.  We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 23, 2008, we issued the securities covered by this prospectus, as well as 12,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act.  The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities covered by this prospectus which they own.  The securities to be offered under this prospectus for the account of the selling securityholders are:

•
a warrant to purchase 210,233 shares of our common stock (as adjusted from an initial 200,222 shares of common stock underlying the warrant as a result of the 2009 stock dividend in accordance with the terms and conditions of the warrant); and

•
210,233 shares of our common stock (as adjusted from an initial 200,222 shares of common stock underlying the warrant to 210,233 shares of common stock as a result of the 2009 stock dividend in accordance with the terms and conditions of the warrant) issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 4.97% of our common stock outstanding as of January 20, 2009.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities covered by this prospectus pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities of the Company offered hereby has been passed upon for the Company by Day Pitney LLP, New York, New York.  Attorneys in the law firm of Day Pitney LLP who have participated in the legal matters relating to this registration statement beneficially own an aggregate of 14,101 shares of the Company’s common stock as of January 20, 2009.

EXPERTS

The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus.  This prospectus summarizes material provisions of contracts and other documents that we refer you to.  For further information on the Company and the securities, you should refer to our registration statement and its exhibits.  As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus.  Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.  We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

We also file reports, proxy statements and other information with the SEC.  Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C.  The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  You may also inspect our SEC reports and other information at the offices of The NASDAQ Stock Market at One Liberty Plaza, 165 Broadway, New York, New York 10006.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•	Current Reports filed on Form 8-K dated March 14, 2008, April 23, 2008, and December 23, 2008;

•	The definitive proxy statement for our 2008 annual meeting of shareholders; and

•	The description of the common stock which is contained in the Company’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only.  Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

1st Constitution Bancorp
2650 Route 130 North
Cranbury, New Jersey 08512
Attention:  Robert F. Mangano, President & Chief Executive Officer
Telephone: (609) 655-4500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the approximate expenses payable by the Company in connection with the sale of the securities being registered:

Registration Statement filing fee	$70.74
Printing expenses	1,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	22,500.00
Miscellaneous	1,000.00

Total	$74,570.74

Item 15.  Indemnification of Directors and Officers

Limitation of Liability of Directors and Officers. The Company’s certificate of incorporation contains provisions that may limit the liability of any director or officer of the Company to the Company or its shareholders for damages for an alleged breach of any duty owed to the Company or its shareholders. This limitation will not relieve an officer or director from liability based on any act or omission (i) in breach of such person’s duty of loyalty to the Company or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such officer or director of an improper personal benefit. These provisions are explicitly permitted by Section 14A:2-7(3) of the New Jersey Business Corporation Act.

Indemnification of Directors, Officers, Employees and Agents. The Company’s certificate of incorporation provides that the Company will indemnify to the full extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative, arbitrative, legislative, investigative or of any other kind, by reason of the fact that such person is or was a director, officer, employee or other agent of the Company or any subsidiary of the Company or serves or served any other enterprise at the request of the Company against expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therein. The Federal Deposit Insurance Act generally prohibits indemnification of a holding company’s directors and officers for any penalty or judgment resulting from any administrative or civil action instituted by a federal banking agency.

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against its expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe its conduct was unlawful. For purposes of the New Jersey Business Corporation Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and a person serving as a “corporate agent” for any other enterprise at the request of the corporation.

With respect to any derivative action, the Company is empowered to indemnify a corporate agent against its expenses (but not its liabilities) incurred in connection with any proceeding involving the corporate agent by reason of the agent being or having been a corporate agent if the agent acted in good faith and in a manner that the agent reasonably believed to be in or not opposed to the best interests of the Company. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The Company may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant the agent the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses if it is ultimately determined that the agent is not entitled to indemnification.

Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

Item 16.  Exhibits

The following exhibits are filed herewith or incorporated by reference.  The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

3.1	Certificate of Incorporation of 1st Constitution Bancorp (Incorporated by reference to Exhibit 3(i) of Form 10-K filed March 24, 2005).

3.2
Certificate of Amendment to the Certificate of Incorporation increasing the number of shares designated as Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 of Form 8-K filed December 23, 2008).

3.3
Certificate of Amendment to the Certificate of Incorporation establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (Incorporated by reference to Exhibit 3.2 of Form 8-K filed December 23, 2008).

4.1	Warrant, dated December 23, 2008, to purchase shares of 1st Constitution Bancorp common stock (Incorporated by reference to Exhibit 3.3 of Form 8-K filed December 23, 2008).

4.2
Rights Agreement, dated March 18, 2004, between 1st Constitution Bancorp and Registrar and Transfer Company, as Rights Agent (Incorporated by reference to Exhibit 4.5 of Form 8-A filed March 18, 2004).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated December 23, 2008, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between 1st Constitution Bancorp and the U.S. Department of the Treasury (filed herewith).

23.1	Consent of Grant Thornton LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cranbury, State of New Jersey, on the 29th day of January, 2009.

1ST CONSTITUTION BANCORP

By:	/s/ ROBERT F. MANGANO
Robert F. Mangano
President and Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert F. Mangano as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT F. MANGANO	President, Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2009
Robert F. Mangano

/s/ CHARLES S. CROW, III	Chairman of the Board	January 29, 2009
Charles S. Crow, III

/s/ DAVID C. REED	Director	January 29, 2009
David C. Reed

/s/ WILLIAM M. RUE	Director	January 29, 2009
William M. Rue

/s/ FRANK E. WALSH, III	Director	January 29, 2009
Frank E. Walsh, III

/s/ JOSEPH M. REARDON	Senior Vice President and Treasurer (Principal Accounting and Financial Officer)	January 29, 2009
Joseph M. Reardon

INDEX TO EXHIBITS

3.1	Certificate of Incorporation of 1st Constitution Bancorp (Incorporated by reference to Exhibit 3(i) of Form 10-K filed March 24, 2005).

3.2
Certificate of Amendment to the Certificate of Incorporation increasing the number of shares designated as Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 3.1 of Form 8-K filed December 23, 2008).

3.3
Certificate of Amendment to the Certificate of Incorporation establishing the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (Incorporated by reference to Exhibit 3.2 of Form 8-K filed December 23, 2008).

4.1	Warrant, dated December 23, 2008, to purchase shares of 1st Constitution Bancorp common stock (Incorporated by reference to Exhibit 3.3 of Form 8-K filed December 23, 2008).

4.2
Rights Agreement, dated March 18, 2004, between 1st Constitution Bancorp and Registrar and Transfer Company, as Rights Agent (Incorporated by reference to Exhibit 4.5 of Form 8-A filed March 18, 2004).

5	Opinion of Day Pitney LLP as to the legality of the securities to be registered (filed herewith).

10
Letter Agreement, dated December 23, 2008, including Securities Purchase Agreement – Standard Terms incorporated by reference therein, between 1st Constitution Bancorp and the U.S. Department of the Treasury (filed herewith).

23.1	Consent of Grant Thornton LLP (filed herewith).

23.2	Consent of Day Pitney LLP (incorporated in Exhibit 5).

24	Powers of Attorney (included on the signature page of the Registration Statement).